UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      April 15, 2009
Rockville Financial, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	000-51239	30-0288470

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

25 Park Street, Rockville, CT	06066

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     (860) 291-3600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Compensatory Arrangements of Certain Officers
          Amended Compensatory Arrangements
     The Human Resources Committee of Rockville Financial, Inc. (the “Company”) and Rockville Bank (the “Bank”), approved an amended and restated Employment Agreement for Christopher E. Buchholz, effective as of April 15, 2009, in order to modify the term of the Employment Agreement to be consistent with the employment agreements of the Company’s other executives. The term of Mr. Buchholz’s Employment Agreement was changed to operate on a year-to-year basis subject to extension at the election of the Bank. Prior to this amendment, Mr. Buchholz’s Employment Agreement operated with a three year evergreen term.
     In consideration for the shortened term of the Employment Agreement, Mr. Buchholz received immediate vesting of his Supplemental Executive Retirement Agreement (“SERP”). The original vesting period on the SERP was five years. The immediate vesting has the effect of accelerating the vesting period by two years. The amended Employment Agreement does not change Mr. Buchholz’s base salary, target incentives, long-term compensation, change in control payments or any other remunerative aspect of the Employment Agreement, other than as described above.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2009	ROCKVILLE FINANCIAL, INC. Registrant
	By:	/s/ John T. Lund
John T. Lund
Senior Vice President/ Chief Financial Officer